SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.    )

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SureWest Communications

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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2

SUREWEST COMMUNICATIONS

P.O. Box 969
200 Vernon Street
Roseville, California 95678

Dear Shareholders:

      You are cordially invited to attend the Annual Meeting of Shareholders of SureWest Communications to be held at the Company’s Facility at 8150 Industrial Avenue, Building A, Roseville, California, on Friday, May 16, 2003 at 8:00 p.m.

      As we do at each annual meeting of our shareholders, officers will present reports on the various activities of SureWest Communications and its subsidiaries, and about our financial performance. At the meeting, you will be deciding who will serve as the Company’s directors until the next annual meeting. The Board of Directors recommends that you vote your shares in favor of the election of directors identified as nominees in the Proxy Statement. Shareholders may vote one of three ways:

•	By Mail: Fill in, date and mail your proxy card.

•	By Telephone: Call 1-800-293-8533.

•	By Internet: Go to www.continentalstock.com to vote on the internet

      Your vote is important, and whether or not you plan to attend the meeting, I hope you will vote as soon as possible.

      Thank you for your continued support.

Sincerely yours,

THOMAS E. DOYLE
Chairman of the Board

SUREWEST COMMUNICATIONS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To The Shareholders:

      The Annual Meeting of Shareholders of SureWest Communications (hereinafter called the Company) will be held at the Company’s Facility at 8150 Industrial Avenue, Building A, Roseville, California, on Friday, May 16, 2003 at 8:00 p.m., for the following purposes:

1.	To elect a Board of seven (7) Directors; and

2.	To transact such other business as may properly come before the meeting.

      Only shareholders of record on the books of the Company as of 5:00 p.m., March 28, 2003 will be entitled to vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

KIRK C. DOYLE
Secretary

SHAREHOLDERS WHO CANNOT ATTEND IN PERSON ARE REQUESTED TO VOTE

AS PROMPTLY AS POSSIBLE. YOU MAY VOTE OVER THE INTERNET, AS WELL
AS BY TELEPHONE OR BY MAILING THE ENCLOSED PROXY CARD.

Roseville, California, April 4, 2003

SUREWEST COMMUNICATIONS
P.O. Box 969
200 Vernon Street
Roseville, California 95678
April 4, 2003

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of SureWest Communications (hereinafter called the Company) to be used at the Annual Meeting of Shareholders on May 16, 2003, or any adjournment thereof, for the purposes set forth in the foregoing notice. Any shareholder may revoke his or her proxy at any time prior to its use by written communication to the Secretary of the Company or by attendance at the Annual Meeting and voting in person.

      The approximate date of mailing to shareholders of the Notice of Annual Meeting and this Proxy Statement is April 4, 2003.

VOTING RIGHTS

Voting

      The Company has only one class of voting security, its Common Stock, entitled to one vote per share and, as explained below, to cumulative voting in the election of Directors. Only shareholders of record at 5:00 p.m. on March 28, 2003, will be entitled to vote at the Annual Meeting. As of the close of business on March 3, 2003, there were 14,537,144 shares of the Company’s Common Stock outstanding.

      As of December 31, 2002, no person was known by the Company to be the beneficial owner of more than five percent of its issued and outstanding Common Stock, except as follows:

	Amount and Nature	Percent
Name and Address of Beneficial Owner	of Beneficial Ownership	of Class

Vanguard Fiduciary Trust Company	1,263,115(1)	8.69%
500 Admiral Nelson Boulevard
Malvern, PA 19355

(1)	This information is based on a Schedule 13G filed with the Securities and Exchange Commission and reports shares held in trust for the benefit of participants in the SureWest KSOP, for which Vanguard Fiduciary Trust Company is a Trustee.

      Shares cannot be voted at the meeting unless the owner is present or represented by proxy. Because abstentions with respect to any matter are treated as shares present or represented and entitled to vote for the purposes of determining whether that matter has been approved by the shareholders, abstentions have the same effect as negative votes. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be present or represented for purposes of determining whether shareholder approval of that matter has been obtained.

      In voting for Directors, each shareholder is entitled to vote his shares for as many persons as there may be Directors to be elected, to accumulate his votes and give one nominee votes equal to the number of Directors multiplied by the number of shares of stock owned by him or to distribute his votes upon the same principle among as many nominees as he thinks fit. The seven candidates for election as Directors at the Annual Meeting of Shareholders who receive the highest number of affirmative votes will be elected. The approval of any other matters submitted for shareholder approval at the Annual Meeting will require the affirmative vote of a majority of the shares of the Company present or represented and entitled to vote at the meeting.

Voting Electronically via the Internet or by Telephone

      Shareholders whose shares are registered directly with Continental Stock Transfer & Trust Company (“Continental”) may vote either via the Internet or by calling Continental. Specific instructions to be followed by any registered shareholder interested in voting via Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.

      If your shares are held in “street name” and are registered in the name of a brokerage firm or nominee, you may be able to vote your shares electronically over the Internet or by telephone. A large number of brokerage firms and nominees are participating in the ADP Investor Communication Services online program. This program provides eligible shareholders the opportunity to vote via the Internet or by telephone. If your brokerage firm or nominee is participating in ADP’s program, your voting form will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card in the self-addressed, postage paid envelope provided. Votes submitted via the Internet must be received by 11:59 p.m. Eastern Time on May 15, 2003.

ELECTION OF DIRECTORS

      The following persons are nominees for Director to serve until the next Annual Meeting of Shareholders and until their successors shall have been elected and shall qualify. The nominees constitute the present Board of Directors, all of whom were elected at the last Annual Meeting of Shareholders of the Company. The information below is provided as of March 3, 2003.

      Shares represented by the proxy will be voted and the proxies will vote for the election of all the nominees to the Board of Directors, except to the extent that authority to vote for particular nominees has been withheld. If any person is unable or unwilling to serve as a nominee for the office of Director at the date of the Annual Meeting, or any adjournment thereof, the proxies will vote for such substitute nominee as shall be designated by the proxies. Management has no reason to believe that any of the nominees will be unable to serve if elected a Director.

Our Board of Directors recommends a vote FOR the election to the Board of each of the following nominees:

		Principal Occupation and Business Experience	Director
Name	Age	for Past Five Years	Since

Thomas E. Doyle(1)	74	Chairman of the Board of Directors of the Company (since 2000); Vice President (from 1972 to 2000) and Secretary-Treasurer (from 1965 to 2000) of the Company.	1951
Brian H. Strom	60	President and Chief Executive Officer (since 1993) of the Company.	1993
John R. Roberts III	51	Executive Director (since 1999), The Natomas Basin Conservancy; Executive Director, California Rice Industry Association (from 1990 to 1998).	1993

		Principal Occupation and Business Experience	Director
Name	Age	for Past Five Years	Since

Chris L. Branscum	54	Managing Director, Hallador Venture Partners, LLC, Sacramento, California; President and Chief Executive Officer (from 2000 to October 2002) Repeater Technologies, Inc., Sunnyvale, California.	1999
Neil J. Doerhoff	50	Financial Consultant; Corporate Secretary (from 1987 to 2000), Raley’s, Sacramento, California.	1999
Kirk C. Doyle(1)	49	Secretary of the Company (since 2002); Realtor, Kirk Doyle Realty, Roseville, California.	2000
Timothy D. Taron	52	Partner (since 1981), Hefner, Stark & Marois, LLP (Attorneys-at-Law), Sacramento, California.	2000

(1)	Thomas E. Doyle is the father of Kirk C. Doyle.

Directors’ Meetings, Committees and Fees

      During 2002, the Board of Directors held 16 meetings. Each Director attended at least 75 percent of the Board meetings and meetings of the committees of which he is a member.

      The Company has a Compensation Committee composed of Messrs. Roberts, Branscum, Doerhoff and Doyle (Kirk). Mr. Roberts is the Chairman. The functions of the Compensation Committee include development of compensation strategy and review of the compensation and performance of officers of the Company, review and approval of criteria for the granting of bonuses, and administration of the Company’s stock-based benefit plans and other officer and director compensation arrangements. The Compensation Committee met four times during 2002.

      The Company has an Audit Committee composed of Messrs. Roberts, Branscum, Doerhoff and Taron, each of whom meets the independence and financial literacy rules requirements of the listing standards of the National Association of Securities Dealers. Mr. Doerhoff is the Chairman. The Audit Committee is responsible for oversight of the Company’s financial accounting and reporting process, system of internal controls, audit process, and process for monitoring compliance with laws and regulations. The principal functions of the Audit Committee are to (i) appoint and engage the independent auditors, (ii) review the scope of the audit and the audit procedure and non-audit services to be utilized and related fees, (iii) review with the independent auditors and internal auditors (if any) the effectiveness of accounting and financial controls, (iv) discuss with the independent auditors the results of their audit and review the Company’s financial statements to be presented to shareholders to determine that the independent auditors are satisfied with the disclosure and content of the financial statements, and (v) review auditor independence issues and the adequacy of the Audit Committee charter. A copy of the Audit Committee Charter is attached as Appendix A. The Audit Committee met five times during 2002.

      The Company has a Nominating Committee composed of Messrs. Roberts, Branscum, Doerhoff and Taron. Messrs. Doyle (Thomas) and Strom were members of the Nominating Committee until August 2002. Mr. Branscum is the Chairman. The purpose of the Nominating Committee is to (i) develop policies relating to the size and composition of the Board of Directors, (ii) monitor and evaluate officer appointments and develop plans for managerial succession and (iii) recommend a slate of nominees to the Board of Directors. The Nominating Committee will consider recommendations for nominees for directorship submitted by shareholders. Shareholders who wish the Nominating Committee to consider their recommendations for the position of director should submit their recommendations in writing to the Nominating Committee in care of the Secretary of the Company at the principal executive offices. The Nominating Committee met three times during 2002.

      All Directors other than Thomas E. Doyle and Brian H. Strom were compensated by a fee of $1,000 per month and $750 for each Board meeting they attended in 2002. Directors also receive $500 for each Committee meeting they attend ($750 if the meeting is on a day different than a Directors’ meeting). Committee Chairmen also received a fee of $2,500 annually. Beginning in January 2003, the monthly fee was increased to $1,250, the meeting attendance fee was increased to $1,000 if the meeting is on a day different than a Directors’ meeting and the annual fee paid to Committee Chairmen was increased to $5,000.

      The non-employee Directors of the Company are entitled to participate in the SureWest Communications 2000 Equity Incentive Plan (the “2000 Plan”). Pursuant to the 2000 Plan, options to purchase 1,250 shares of Common Stock are automatically granted to each non-employee Director upon the conclusion of each regular annual meeting of the Company’s shareholders. Non-employee Directors are also eligible to receive other grants under the 2000 Plan, including additional options.

Other Matters

      Chris L. Branscum, a Director of the Company since 1999, served as President and Chief Executive Officer (from December 2000 until October 4, 2002) and as Chairman of the Board (from 1993 to 2000, and as a member of the Board from 1990 until October 4, 2002) of Repeater Technologies, Inc. On October 4, 2002, Repeater Technologies, Inc. announced that it had filed a voluntary petition for protection under Chapter 7 of the U.S. Bankruptcy Code (administration and liquidation by a Chapter 7 trustee) in U.S. Bankruptcy Court in San Jose, California.

SECURITY OWNERSHIP OF MANAGEMENT

      The following table contains information as of March 3, 2003 with respect to the beneficial ownership of Common Stock by (i) each Director and nominee for Director of the Company, (ii) each of the executive officers of the Company named in the Summary Compensation Table, and (iii) all Directors and Officers of the Company as a group (including the named individuals). Unless otherwise noted, the persons as to whom the information is given had shared voting and investment power with respect to the shares of Common Stock shown as beneficially owned.

BENEFICIAL OWNERSHIP TABLE

	Shares of
	Common Stock
Name	Beneficially Owned(1)	Percent

Fred A. Arcuri(2)	15,145	*
Chris L. Branscum(3)	7,700	*
Michael D. Campbell(4)	46,709	*
Bill M. DeMuth(5)	20,180	*
Neil J. Doerhoff(6)	6,700	*
Kirk C. Doyle(7)(8)	81,878	*
Thomas E. Doyle(7)(9)	323,170	2.2%
Jay B. Kinder(10)	32,602	*
John R. Roberts III(11)	21,669	*
Brian H. Strom(12)	67,085	*
Timothy D. Taron (13)	6,000	*
All Directors and Officers as a group (17 persons including the named individuals above)(14)	698,524	4.8%

*	Less than 1.0%

(1)	For the following individuals, the number of shares listed includes interests in shares held in the SureWest KSOP: Mr. Doyle (Thomas) — 25,235 shares; Mr. Strom — 4,472 shares; Mr. Campbell — 8,263 shares; Mr. Kinder — 15,691 shares; Mr. Arcuri — 1,927 shares; Mr. DeMuth — 9,355 shares; and all executive officers as a group — 81,897 shares.

(2)	Includes 10,910 shares issuable upon exercise of options held by Mr. Arcuri and his spouse exercisable within 60 days of March 3, 2003.

(3)	Includes 3,750 shares issuable upon exercise of options held by Mr. Branscum exercisable within 60 days of March 3, 2003. Also includes 2,000 shares held by a trust for the benefit of Mr. Branscum and two siblings, of which Mr. Branscum is a co-trustee. Mr. Branscum has sole voting and investment power for 5,700 shares.

(4)	Includes 20,000 shares issuable upon exercise of options held by Mr. Campbell exercisable within 60 days of March 3, 2003.

(5)	Includes 9,500 shares issuable upon exercise of options held by Mr. DeMuth exercisable within 60 days of March 3, 2003.

(6)	Includes 3,750 shares issuable upon exercise of options held by Mr. Doerhoff exercisable within 60 days of March 3, 2003. Mr. Doerhoff has sole voting and investment power for 6,700 shares.

(7)	Thomas E. Doyle is the father of Kirk C. Doyle. Neither Thomas E. Doyle nor Kirk C. Doyle claims beneficial ownership in the shares reported as beneficially owned by the other.

(8)	Includes 2,500 shares issuable upon exercise of options held by Mr. Doyle exercisable within 60 days of March 3, 2003. Also includes 20,496 shares held by Kirk C. Doyle as custodian for his children. Kirk C. Doyle has sole voting and investment power with respect to 80,624 shares.

(9)	Includes 3,750 shares issuable upon exercise of options held by Mr. Doyle exercisable within 60 days of March 3, 2003.

(10)	Includes 12,334 shares issuable upon exercise of options held by Mr. Kinder exercisable within 60 days of March 3, 2003. Mr. Kinder has sole voting and investment power for 16,911 shares.

(11)	Includes 3,750 shares issuable upon exercise of options held by Mr. Roberts within 60 days of March 3, 2003.

(12)	Includes 32,334 shares issuable upon exercise of options held by Mr. Strom exercisable within 60 days of March 3, 2003. Also includes 7,688 shares held in trusts of which Mr. Strom is a trustee.

(13)	Includes 2,500 shares issuable upon exercise of options held by Mr. Taron exercisable within 60 days of March 3, 2003.

(14)	Includes 143,287 shares issuable upon exercise of options held by directors and officers as a group exercisable within 60 days of March 3, 2003.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, (“Exchange Act”) requires the Company’s directors and executive officers, and persons who own more than ten percent of the Common Stock of the Company to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Officers, directors and greater than ten-percent shareholders are required by the SEC’s regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

      Effective August 29, 2002, the SEC amended its regulations to require, in most instances, that reports be made within two (2) business days of a change in ownership. On December 11, 2002, the Company’s Board of Directors granted options to officers of the Company, which under the SEC’s prior rules were permitted to be reported on a deferred basis, but under the revised regulations are now required to be filed within two (2) business days. However, due to an administrative error, such Section 16(a) reports were filed six (6) business days late. Accordingly, each of the following officers filed a late report: Brian H. Strom, Michael D. Campbell, Jay B. Kinder, Bill M. DeMuth, David Marsh, Robert M. Burger, Philip D. Germond, Fred A. Arcuri, Barbara J. Nussbaum and Peter C. Drozdoff.

      To the Company’s knowledge, during the fiscal year ended December 31, 2002, all other Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were satisfied.

REPORT OF THE COMPENSATION COMMITTEE

      The Board of Directors has a Compensation Committee comprised of John R. Roberts III, who currently serves as Chairman, Chris L. Branscum, Neil J. Doerhoff and Kirk C. Doyle. The Compensation Committee has the responsibility of reviewing and recommending a compensation program for the Company’s officers including the consideration of benefit issues generally. As in prior years, the measures of performance used by the Compensation Committee in 2002 included:

(i) operational goals, financial performance and the achievement of shareholder value, together with each officer’s individual effectiveness in reaching those goals and achieving desirable financial performance and shareholder value;

(ii) officer compensation at other telecommunications companies and at general industry companies; and

(iii) the individual’s level of responsibility, skill and authority relative to other positions within the Company and general industry companies.

      The Compensation Committee retains an independent consultant, Hewitt Associates LLC, to help evaluate the compensation policies of the Company, to gather and provide information about industry compensation practice and competitive compensation levels, and to recommend alternatives for the Compensation Committee’s consideration which are consistent with the Company’s compensation policies. Hewitt Associates is an internationally recognized firm of consultants and actuaries specializing in the design and administration of employee compensation and benefit programs.

      In order to assure that the Company is able to retain and attract executives for both the successful operation of its regulated business and the ongoing development of its unregulated businesses, the Compensation Committee, as it has done in prior years, reviewed compensation and benefits information for both telecommunications and general industry companies. The telecommunications companies were selected based upon industry and revenue size. The general industry data was obtained by reviewing information from published sources and examining the compensation practices of companies with revenues comparable to those of the Company and by using statistical techniques to compare other companies with the Company. The Compensation Committee determined to place a heavier emphasis on the data derived from the telecommunications companies.

      The Company’s existing executive compensation program consists primarily of three elements: base pay, performance bonus and awards under the 1999 Restricted Stock Bonus Plan (“1999 Plan”) and 2000 Equity Incentive Plan (“2000 Plan”).

      In 2002, annual cash compensation to officers consisted of base salary and a performance bonus. The three most senior executive officers of the Company did not receive an increase in base pay in 2002. The performance bonus was dependent upon the satisfaction of recurring objectives, the officers’ contribution to the growth of existing businesses, and the officers’ contribution to strategic growth initiatives. The Company establishes performance bonus targets and maximums to permit total cash compensation (base pay plus performance bonus) to be comparable to total cash compensation for officers in the telecommunications company comparative group.

      The average of the total cash compensation paid to the officers as a group in 2002 was comparable to the corresponding amounts paid to all officers in the telecommunications industry comparative group, although there may have been individual variations and in certain instances differences in position and responsibilities making a comparison more difficult. In 2002, the executive officers identified in the Summary Compensation Table in this Proxy Statement received percentages ranging from 30% to 100% of the maximum performance bonuses.

      The Company in 2002 also awarded incentive stock options to executive officers as permitted by the 2000 Plan. The size of the awards in 2002 takes into consideration the most recent modifications and overall history of the Company’s long-term incentive compensation program. Even with the option grants effected in 2002, the Company’s total compensation to executive officers as a group was below the total compensation paid to comparable officers in the telecommunications industry comparative group, primarily as a result of the officers in the telecommunications group receiving larger long-term incentive compensation benefits than those currently afforded to the Company’s executive officers.

      The 2002 cash compensation paid to Brian H. Strom, President and Chief Executive Officer, was comprised of base salary, cash bonus and long-term incentives. The salary and bonus were established taking into consideration the criteria and policies described above. Mr. Strom’s base salary in 2002 was identical to his base salaries in 2001 and 2000. Mr. Strom received a performance bonus for 2002. The Compensation Committee, in establishing the performance bonus, recognized, among other aspects of his performance, the financial performance of the company, the Company’s continued technological advancements including the acquisition of the Company’s digital cable assets, and Mr. Strom’s continuing oversight with respect to the Company’s emerging businesses. Mr. Strom’s long-term incentives were comprised of an incentive stock option grant in the amount of 25,000 shares under the 2000 Plan, which was identical in amount to the 2001 grant but substantially smaller than the grant in 2000.

      The cash compensation paid to Mr. Strom was comparable to the amount of cash compensation paid to the chief executive officers of the companies in the telecommunications industry comparative group. Mr. Strom’s total compensation, even after taking into consideration the value of the 2002 incentive stock option awards, was substantially below the average total compensation paid to the chief executive officers in the telecommunications industry comparative group, primarily as a result of the other chief executive officers receiving larger long-term incentive compensation benefits than those currently afforded to Mr. Strom.

      The telecommunications comparative group consisted of 24 companies, all of which are engaged in the telecommunications industry in general. Seven of the 24 companies whose compensation policies were considered are among the 20 companies now constituting the Dow Jones US Telecommunications Index.

Compensation Committee,

John R. Roberts III, Chairman
Chris L. Branscum
Neil J. Doerhoff
Kirk C. Doyle

Summary Compensation Table

      The following table sets forth the executive compensation paid to the Company’s Chief Executive Officer and the four remaining most highly paid executive officers for the years ended December 31, 2002, 2001 and 2000.

					Long-Term Compensation
		Annual Compensation
						Securities
				Other Annual	Restricted Stock	Underlying	All Other
		Salary	Bonus	Compensation(1)	Awards(2)	Options/SARs	Compensation(3)
Name and Principal Position	Year	$	$	$	$	(#)	$

Brian H. Strom	2002	375,003	150,000	2,945	—	25,000	12,000
President and Chief	2001	375,003	100,000	1,920	107,800	25,000	10,050
Executive Officer	2000	375,003	250,000	1,920	—	60,000	10,050
Michael D. Campbell	2002	309,005	80,000	1,030	—	15,000	12,000
Executive Vice President and	2001	309,005	90,000	1,030	—	15,000	10,050
Chief Financial Officer; Treasurer	2000	302,994	160,000	1,030	—	37,500	10,050
Jay B. Kinder	2002	225,474	70,000	1,680	—	10,000	12,000
Senior Vice President	2001	225,434	80,000	1,315	—	10,000	10,050
and Chief Operating Officer — Roseville Telephone Company	2000	175,470	80,000	1,120	—	24,000	7,875
Fred A. Arcuri	2002	185,475	40,000	800	—	10,000	12,000
Senior Vice President and	2001	165,486	80,000	485	—	10,000	10,050
Chief Operating Officer —	2000	138,706	60,000	220	—	19,500	7,381
SureWest Broadband and
SureWest Internet
Bill M. DeMuth	2002	174,990	50,000	760	18,600	8,000	12,000
Vice President and	2001	165,006	30,000	650	—	6,000	10,500
Chief Technology Officer	2000	139,597	50,000	425	—	19,500	10,500

(1)	Other annual compensation consists of gross-up payments to officers and other employees for tax liability incurred in connection with imputed premiums in respect of life insurance coverage in excess of $50,000.

(2)	The amounts disclosed in this column reflect the dollar values of restricted shares granted as a result of the attainment of certain performance measures under individual agreements with the respective executive officer under the 1999 Restricted Stock Bonus Plan and a grant under the 2000 Equity Incentive Plan. The number of restricted shares granted for 2002 are as follows: Bill M. DeMuth, 500 shares (vesting in 2003). The total number of restricted shares held by the named officers and their aggregate market value at December 31, 2002 were as follows: Brian H. Strom, 6,457 shares valued at $240,200; Michael D. Campbell, 2,838 shares valued at $105,574; Jay B. Kinder, 1,419 shares valued at $52,787; and Bill M. DeMuth, 500 shares valued at $18,600. Dividends are paid on the restricted shares in the same amount and at the same time as dividends paid to all other owners of Common Stock.

(3)	Reflects employer contributions to the SureWest KSOP (the Company’s qualified 401(k) plan).

Change in Control Agreements

      The Company has entered into change in control agreements with each of the individuals named in the Summary Compensation Table. The agreements are in effect until December 31, 2003, and automatically extend for one-year terms unless the Company provides a notice of termination by November 30 of this year or each extended term. A “change in control of the Company” generally means (i) the acquisition by a third party of 20% or more of the Company’s common stock, (ii) a merger or consolidation of the Company in which the Company does not survive as an independent public company, or (iii) a partial or complete liquidation of the business for which the executive’s services are performed. For payments to be owed to an executive officer, there must be a change in control of the Company and a “constructive termination” of the executive’s employment (meaning generally a decrease in compensation, a reduction in job responsibility or a geographical relocation). If there is a change in control of the Company, and a subsequent constructive termination, the executive is entitled to a severance benefit equal to two times (three times for Brian H. Strom) the sum of his annual compensation and benefits received in the period prior to the separation, and the continuation of insurance and medical benefits for the executive and his family for two years (three years for Brian H. Strom).

Pension Plan and SERP

      The Company has a qualified defined benefit pension plan in which certain employees are eligible to participate substantially concurrently with the commencement of employment (“Pension Plan”), as well as a supplemental non-qualified and unfunded supplemental executive retirement plan (“SERP”). The SERP provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with the Company. Benefits under the plans are a function of a participant’s years of service with the Company and the employee’s average annual compensation during the period of the five consecutive years in the last ten years of credited service in which annual compensation was the largest. The monthly retirement benefit payable under the plans will be adjusted on the basis of actuarial equivalents for a joint and survivor benefit and for optional forms of benefit, such as the early retirement benefit. Benefits become fully vested at age 65 or on the completion of 5 years of service, whichever first occurs, and are not subject to any deduction for Social Security or other offset amounts.

      While the Company may terminate the plans at any time, such termination will not deprive any participant or beneficiary of any vested accrued benefits under the plans.

      Since the Pension Plan is a defined benefit plan, funding is determined with respect to participants as a group and costs cannot be readily allocated to any individual participant. The ratio of 2002 plan contributions to estimated total covered compensation was 17.5%. Estimated total covered compensation has been determined by increasing the total base annual rate of compensation of plan participants at January 1, 2002 by 6.0%. Brian H. Strom and Michael D. Campbell are entitled to benefits under the Pension Plan and the SERP and Jay B. Kinder, Fred A. Arcuri and Bill M. DeMuth under the Pension Plan, and at December 31, 2002, were credited with 14, 8, 39, 27 and 26 years of service, respectively, under the plans. The compensation covered by the Pension Plan and the SERP for each participant is substantially similar to the sum of the salary, bonus and other annual compensation reported above for each executive officer. Covered compensation for officers not included in the SERP is limited to $200,000 with the annual benefit limited accordingly. The table below illustrates approximate annual benefits payable under the plans for the ranges of pay and periods of service indicated, assuming retirement at age 65 in 2003.

Highest Consecutive	Estimated Annual Pension for Representative Years of Service
Five-Year Average
Compensation	15	20	25	30	35	40

$150,000	$39,375	$52,500	$65,625	$78,750	$91,875	$105,000
200,000	52,500	70,000	87,500	105,000	122,500	140,000
250,000	65,625	87,500	109,375	131,250	153,125	175,000
300,000	78,750	105,000	131,250	157,500	183,750	210,000
350,000	91,875	122,500	153,125	183,750	214,375	245,000
400,000	105,000	140,000	175,000	210,000	245,000	280,000
450,000	118,125	157,500	196,875	236,250	275,625	315,000
550,000	144,375	192,500	240,625	288,750	336,875	385,000
650,000	170,625	227,500	284,375	341,250	398,125	455,000

Option Grants in Last Fiscal Year

      The following table provides information regarding option grants in 2002 to each of the current officers named in the Summary Compensation Table. The Company did not grant any stock appreciation rights to such officers during 2002.

	Number of	% of Total
	Securities	Options Granted	Exercise		Grant Date
	Underlying Options	to Employees in	Price	Expiration	Present
Name	Granted(1)	Fiscal Year(2)	($/share)(3)	Date	Value($)(4)

Brian H. Strom	25,000	14.37%	$37.63	Dec. 2012	$272,078
Michael D. Campbell	15,000	8.62%	$37.63	Dec. 2012	$163,247
Jay B. Kinder	10,000	5.75%	$37.63	Dec. 2012	$108,831
Fred A. Arcuri	10,000	5.75%	$37.63	Dec. 2012	$108,831
Bill M. DeMuth	8,000	4.60%	$37.63	Dec. 2012	$87,065

(1)	The options are exercisable 33.33% after the first year, 66.67% after the second year, and 100% after the third year.

(2)	The Company granted options to purchase 174,000 shares to employees in 2002.

(3)	The exercise price may be paid by delivery of already-owned shares, and tax-withholding obligations related to exercise may be paid by offset of the underlying shares, subject to certain conditions. The exercise price is the fair market value on the date of grant.

(4)	The estimated present value at grant date of options granted during 2002 has been calculated using the Black-Scholes option pricing model, based upon the following assumptions: estimated time until exercise of 4 years; a risk-free interest rate of 2.54%, a volatility rate of 39.95%; and a dividend yield of 2.13%.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

      The following table shows aggregate exercises of options to purchase the Company’s Common Stock in the year ended December 31, 2002, by the officers named in the Summary Compensation Table and the value of each of such officer’s unexercised options at December 31, 2002.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options as Fiscal		In-The-Money Options at
	Shares		Year-End(#)		Fiscal Year-End($)(1)
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Brian H. Strom	0	0	32,334	77,666	$0	$0
Michael D. Campbell	0	0	20,000	47,500	$0	$0
Jay B. Kinder	0	0	12,334	31,666	$0	$0
Fred A. Arcuri	0	0	10,834	28,666	$0	$0
Bill M. DeMuth	0	0	9,500	24,000	$0	$0

(1)	The value of unexercised Company options is based on the difference between the exercise price and the closing market price of Company Common Stock on December 31, 2002 of $37.20.

REPORT OF THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

      The Audit Committee of the Board of Directors of the Company is responsible for oversight of the Company’s financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations. The Company’s management has primary responsibility for preparing the financial statements and the Company’s financial reporting process. The Company’s independent auditors, Ernst & Young LLP, are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States. The Audit Committee is governed by a written charter approved by the Board of Directors, and which is attached as Appendix A.

      In this context, the Audit Committee hereby reports as follows:

      1.     The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management.

      2.     The Audit Committee has discussed with the independent auditors, the matters required to be discussed by SAS 61, Communications with Audit Committees.

      3.     The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and has discussed with the independent auditors the independent auditors’ independence.

      4.     The Audit Committee has considered whether the provision of services represented under the headings “All Other Fees” set forth in the table of fees on page 12 is compatible with maintaining Ernst & Young LLP’s independence.

      5.     Based on the review and discussion referred to in paragraphs (1) through (4) above, the Audit Committee recommended to the Board of Directors of the Company, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission.

      Each of the members of the Audit Committee is independent as defined under the listing standards of the National Association of Securities Dealers.

Audit Committee,

Neil J. Doerhoff, Chairman
Chris L. Branscum
John R. Roberts III
Timothy D. Taron

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Timothy D. Taron, a Director of the Company, is a partner in the law firm of Hefner, Stark & Marois, LLP, which provided legal services to the Company in 2002, resulting in fees of less than $6,000, and which is not expected to provide services to the Company in 2003.

      Carol Arcuri, wife of Fred A. Arcuri, Senior Vice President and Chief Operating Officer of SureWest Broadband and SureWest Internet since 2001, has been employed by the Company since 1986, and currently serves as a Payroll Administrator in the Company’s Human Resources Department. Ms. Arcuri received aggregate compensation of $75,921 (including salary, performance awards, medical and life insurance benefits and Company matching retirement contributions) for her services with the Company during 2002.

PERFORMANCE GRAPH

      The following graph shows a five-year comparison of cumulative total shareholder return of the Company’s Common Stock (assuming dividend reinvestment) with the Dow Jones US Telecommunications Index (a published index which includes 20 telecommunications companies) and the Russell 2000® Index. The comparison of total return on investment (change in year end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on December 31, 1997 respectively in each of SureWest

Communications, the Dow Jones US Telecommunications Index and the Russell 2000® Index. The stock performance shown on the graphs below is not necessarily indicative of future price performance.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN

Among SureWest Communications,
DJ Telecommunications and Russell 2000

	1997	1998	1999	2000	2001	2002

SureWest Communications	$100	$119	$139	$168	$210	$163
DJ US Telecommunications Index	$100	$152	$180	$107	$94	$61
Russell 2000® Index	$100	$97	$118	$115	$117	$93

INDEPENDENT AUDITORS

      Ernst & Young LLP, the Company’s auditors since 1960, has been selected by the Company as its independent auditors for the current year. A representative of Ernst & Young LLP is expected to be present at the meeting to be available to respond to appropriate questions and will have the opportunity to make a statement if such representative desires to do so.

      The following table sets forth the aggregate fees, including reimbursement of expenses, billed by Ernst & Young LLP to the Company for:

(i) Audit Fees in connection with the audit of the Company’s 2002 annual financial statements and the review of financial statements in the Company’s Quarterly Reports on Form 10-Q filed in 2002;

(ii) Financial Information Systems Design and Implementation Fees for the year 2002; and

(iii) All Other Fees for the year 2002 other than for services covered in (i) or (ii), which included audit-related services of $115,000 and non-audit services of $95,000. Audit-related services fees generally include fees for employee benefit plan audits, accounting consultations and SEC registration statements.

Audit Fees	$538,000
Financial Information Systems Design and Implementation Fees	$0
All Other Fees	$210,000

COST OF SOLICITATION

      The total cost of preparing, assembling and mailing the proxy statement, the form of proxy, any additional material intended to be furnished to shareholders concurrently with the proxy statement, and any additional material relating to the same meeting or subject matter furnished to shareholders subsequent to the furnishing of the proxy statement, will be borne by the Company. The Company will, upon request, reimburse brokers and other nominees for costs incurred by them in mailing the proxy statement, the form of proxy and any additional material intended to be furnished to shareholders concurrently with the proxy statement to beneficial owners. In addition, officers and regular employees may solicit proxies by telephone or in person.

OTHER MATTERS AND SHAREHOLDER PROPOSALS

      As of this date, there are no other matters the management intends to present or has reason to believe others will present to the meeting. If other matters now unknown to the management come before the meeting, those who shall act as proxies will vote in accordance with their best judgment.

      Proposals of shareholders intended to be presented at the 2004 Annual Meeting must be received by the Company not later than December 8, 2003 to be considered for inclusion in the Company’s proxy statement.

By Order of the Board of Directors

THOMAS E. DOYLE
Chairman of the Board

Roseville, California, April 4, 2003.

APPENDIX A

AUDIT COMMITTEE CHARTER

Organization

      The audit committee shall be composed of directors who are independent of the management of the corporation and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as a committee member.

Statement of Policy

      The audit committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the corporation, and the quality and integrity of the financial reports of the corporation. In so doing, it is the responsibility of the audit committee to maintain free and open means of communication between the directors, the independent auditors the internal auditors (if any), and the financial management of the corporation.

Responsibilities

      In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality.

      In carrying out these responsibilities, the audit committee will:

•	Appoint the firm of certified public accountants to be employed by the Company as its independent auditors to audit the consolidated financial statements of the corporation for the ensuing year, and be directly responsible for the compensation and oversight of the work of the independent auditors. The independent auditors shall report directly to the audit committee.

•	Preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the corporation by its independent auditors, subject to the de minimus exceptions for non-audit services described in the Securities Exchange Act of 1934, as amended, which are approved by the audit committee prior to the completion of the audit. The audit committee may form and delegate authority to its Chairman or subcommittees of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that the decisions of the Chairman or such subcommittee to grant preapprovals shall be presented to the full audit committee at its next scheduled meeting.

•	Meet with the independent auditors and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof, review such audit, including any comments or recommendations of the independent auditors.

•	Review with the independent auditors, the company’s internal auditor (if any), and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

•	Review with management and the independent auditors, upon completion of their audit, financial results for the year, as reported in the Company’s financial statements, supplemental disclosures to the Securities and Exchange Commission or other disclosures.

A-1

•	Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed.

•	Provide sufficient opportunity for the independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors’ evaluation of the corporation’s financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

•	Review the interim financial statements with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the audit committee shall discuss the results of the quarterly review and other matters required to be communicated to the audit committee by the independent auditors under generally accepted auditing standards.

•	Review and report to the Board the propriety and ethical implications of any transactions, as reported or disclosed to the Committee by the independent auditors, employees, officers, members of the Board or otherwise, between (a) the Company and (b) any employee, officer or member of the Board of the Company or any affiliates of the foregoing.

•	Review accounting and financial human resources and succession planning within the Company.

•	Submit, or cause to be submitted, the minutes of all meetings of the audit committee to, or discuss the matters discussed at each committee meeting with, the Board of Directors.

•	Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, doing so is appropriate.

A-2

[Directions Map]

PROXY BY MAIL

Please mark your votes like this	☒

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS
INDICATED, WILL BE VOTED FOR THE PROPOSALS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The Board of Directors recommends a vote FOR Item 1

WITHHOLD
ITEM 1-ELECTION OF DIRECTORS	FOR	FOR ALL
Nominees: 01 Thomas E. Doyle, 02 Brian H. Strom,
03 John R. Roberts III, 04 Chris L. Branscum, 05 Neil J. Doerhoff, 06 Kirk C. Doyle, 07 Timothy D. Taron	☐	☐

WITHHELD FOR: (Write that nominee’s name in the
space provided below)

ITEM 2-OTHER BUSINESS

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COMPANY NUMBER:
PROXY NUMBER:
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Signature	Signature	Date

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

VOTE BY PHONE OR INTERNET
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SUREWEST COMMUNICATIONS

*	You can now vote your shares electronically through the Internet or the telephone.

*	This eliminates the need to return the proxy card.

*	Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

TO VOTE YOUR PROXY BY INTERNET
www.continentalstock.com

Have your proxy card in hand when you access the above web site. You will be prompted to enter the company number, proxy number and account number to create an electronic ballot. Follow the prompts to vote your shares.

TO VOTE YOUR PROXY BY MAIL

Mark, sign and date your proxy card above, detach it and return it in the postage-paid envelope provided.

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1-800-293-8533

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter the company number, proxy number and account number. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE ABOVE CARD IF VOTED
ELECTRONICALLY

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

SUREWEST COMMUNICATIONS

     The undersigned hereby appoints Thomas E. Doyle, Brian H. Strom, John R. Roberts III, Chris L. Branscum, Neil J. Doerhoff, Kirk C. Doyle and Timothy D. Taron as proxies, with power to act without the other and with power of substitution, hereby authorizes them to represent and vote, as designated on the other side all shares of stock of SureWest Communications standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held on May 16, 2003 or any adjournment thereof.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE